Exhibit 3.128

STATE OF DELAWARE

CERTIFICATE OF CONVERSION

FROM A CORPORATION TO A

LIMITED LIABILITY COMPANY PURSUANT TO

SECTION 18-214 OF THE LIMITED LIABILITY ACT

1.	The jurisdiction where the Corporation first formed is Delaware.

2.	The jurisdiction immediately prior to filing this Certificate is Delaware.

3.	The date the corporation first formed is April 22, 1992.

4.	The name of the Corporation immediately prior to filing this Certificate is Aramark Senior Notes Company.

5.	The name of the Limited Liability Company as set forth in the Certificate of Formation is Aramark Senior Notes Company LLC.

IN WITNESS WHEREOF, the undersigned has executed this Certificate on the 21st day of September, A.D. 2016.

By:	/s/ ROBERT T. RAMBO
Robert T. Rambo, Authorized Person